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                                                                     EXHIBIT 4.3

                              CERTIFICATE OF MERGER

                                       OF

                             BIRD MERGER CORPORATION
                            (A DELAWARE CORPORATION)

                                      INTO

                             ASCENT PEDIATRICS, INC.
                            (A DELAWARE CORPORATION)

     Ascent Pediatrics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

           NAME                                 STATE OF INCORPORATION

     Ascent Pediatrics, Inc.                            Delaware
     Bird Merger Corporation                            Delaware

     SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: That the name of the surviving corporation of the merger is Ascent Pediatrics, Inc., a Delaware Corporation.

     FOURTH: That the amendments or changes in the Restated Certificate of Incorporation of Ascent Pediatrics, Inc., a Delaware corporation, which is the surviving corporation, that are to be effected by the merger are as follows:

     That the following Article FOURTEENTH be and hereby is inserted immediately following Article THIRTEENTH of the Restated Certificate of Incorporation of the surviving corporation:

     "FOURTEENTH. The Board of Directors of the Corporation may discuss, consider and take any actions relating to any of the following matters, without the participation or consent of any Alpharma Director (as defined below), upon the approval of a majority of the Non-Alpharma Directors (as defined below) of the Corporation then in office:


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          (a)     approve any amendment or waiver by the Corporation of the form of Depositary Receipt (as defined in the Depositary Agreement dated as of February 16, 1999 by and among the Corporation, Alpharma USPD, Inc., a Delaware corporation ("Alpharma"), and State Street Bank and Trust Company, as amended (the "Depositary Agreement")) or any provision of the Depositary Agreement pursuant to Section 9.01 of the Depositary
                  Agreement;

          (b) consent to any waiver or exception to Section 6.1 of the Master Agreement dated as of February 16, 1999 by and between the Corporation, Alpharma and Alpharma, Inc., a Delaware corporation ("Parent"), as amended (the "Master Agreement");

          (c) exclude any Alpharma Director from access to any documents or other materials provided to the other members of the Board of Directors of the Corporation which relate to any matter with respect to which the Corporation and Alpharma have a potential conflict of interest if counsel to the Corporation advises the Non-Alpharma Directors that such exclusion is appropriate given such potential conflict of interest;

          (d) approve any amendment or waiver by the Corporation of any provision of the Master Agreement pursuant to Section 8.5(a) thereof; or

          (e) make any other determination under the terms of the Depositary Agreement, the Master Agreement or the Loan Agreement dated as of February 16, 1999 by and among the Corporation, Alpharma and Parent, as amended (the "Loan Agreement"), or that otherwise relates to any matter with respect to which the Corporation and Alpharma have a potential conflict of interest if counsel to the Corporation has advised the Corporation to such effect.

Any act or decision done or made by a majority of the Non-Alpharma Directors pursuant to this Article FOURTEENTH shall be regarded as the act of the Board of Directors of the Corporation. For purposes of this Article FOURTEENTH, (i) the "Non-Alpharma Directors" shall mean all members of the Board of Directors of the Corporation at any time in office, excluding any Alpharma Director then in office, and (ii) the "Alpharma Director" shall mean the member of the Board of Directors of the Corporation nominated by Alpharma and appointed to the Board of Directors pursuant to Section 6.5 of the Loan Agreement and any successor to or replacement of such director then in office who was elected to the Board of Directors upon the nomination of Alpharma. This Article FOURTEENTH shall terminate and be of no further force or effect from and after the Option Expiration Date (as defined in the Depositary Agreement).

That the following Article FIFTEENTH be and hereby is inserted immediately following Article FOURTEENTH of the Restated Certificate of Incorporation of the surviving corporation:


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     FIFTEENTH. The Board of Directors of the Corporation may not, without the consent of the Alpharma Director then in office, authorize the issuance of any securities of the Company convertible into any equity security of the Company (including Depositary Shares (as defined in the Depositary Agreement)), or any rights, options or warrants to acquire any equity security of the Company, which, following the Option Closing (as defined in the Depositary Agreement) (whether or not convertible, vested, exercisable or exchangeable on the Option Closing Date (as defined in the Depositary Agreement)), are not convertible into or exercisable or exchangeable solely for the cash that the holders thereof would have received had they converted, exercised or exchanged such convertible securities, rights, options and warrants for such equity security of the Company immediately prior to the Option Closing Date. This Article FIFTEENTH shall terminate and be of no further force or effect from and after the Option Expiration Date."

     FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 187 Ballardvale Street, Suite B-125, Wilmington, Massachusetts 01887.

     SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation upon request and without cost to any stockholder of any constituent corporation.

     SEVENTH: That this Certificate of Merger shall be effective upon filing.


     IN WITNESS WHEREOF, Ascent Pediatrics, Inc. has caused this Certificate to be executed by its Chief Executive Officer this 23 day of July, 1999.


                                                ASCENT PEDIATRICS, INC.
                                                (a Delaware corporation)


                                                By: /s/ Alan R. Fox
                                                    ----------------
                                                        Alan R. Fox
                                                        Chief Executive Officer